Exhibit 99.1

VENTAS, INC.

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2005

(Unaudited)

On June 7, 2005, Ventas, Inc. (together with its subsidiaries, except where the context otherwise requires, “Ventas,” “we,” “us” or “our”) acquired all of the outstanding common shares of Provident Senior Living Trust (together with its subsidiaries, “Provident”).

The following unaudited pro forma condensed combined financial information sets forth:

•	Our condensed consolidated results of operations for the six months ended June 30, 2005 derived from our consolidated financial statements;

•	the condensed consolidated results of operations of Provident for the period from January 1, 2005 to June 6, 2005 (date of acquisition) derived from Provident’s consolidated financial statements; and

•	our unaudited pro forma condensed combined statement of income for the six months ended June 30, 2005.

The following unaudited pro forma financial information should be read together with our historical consolidated financial statements and notes thereto and the historical consolidated financial statements of Provident. The unaudited pro forma condensed combined statement of income is presented as if the acquisition occurred on January 1, 2005 for comparative purposes only and is not necessarily indicative of what the actual combined results of operations of Ventas and Provident would have been for the period presented, nor does it purport to represent the results of future periods. The unaudited pro forma adjustments are based on available information and upon assumptions that our management believes are reasonable.

Dated : September 6, 2005

VENTAS, INC.

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2005

(In thousands, except per share amounts)

(Unaudited)

	Ventas Historical(A)	Provident Historical(B)	Provident Acquisition Adjustments(C)		Pro Forma as Adjusted
Revenues:
Rental income	$135,281	$44,856	$—		$180,137
Interest income from loans receivable	2,144	—	—		2,144
Interest and other income	1,732	187	—		1,919

	139,157	45,043	—		184,200

Expenses:
Property-level operating expenses	1,193	—	—		1,193
General, administrative and professional fees	10,573	5,313	—		15,886
Amortization of restricted stock	926	1,079	(1,079	)(D)	926
Depreciation	31,551	15,919	6,246	(E)	53,716
Interest	40,098	15,586	8,881	(F)	64,565

	84,341	37,897	14,048		136,286

Income from continuing operations before minority interest and net loss on real estate disposals	54,816	7,146	(14,048)		47,914
Minority interest	—	(102)	102	(G)	—
Net loss on real estate disposals	(175)	—	—		(175)

Income from continuing operations	$54,641	$7,044	$(13,946)		$47,739

Income from continuing operations per common share:
Basic	$0.63	N/A	N/A		$0.47
Diluted	$0.63	N/A	N/A		$0.47

Shares used in computing income from continuing operations per common share:
Basic	86,626	N/A	14,999	(H)	101,625
Diluted	87,386	N/A	14,999	(H)	102,385

N/A	Not applicable.

See accompanying notes.

VENTAS, INC.

NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

(Unaudited)

(A) Reflects our historical results of operations for the six months ended June 30, 2005.

(B) Reflects historical results of operations of Provident for the period January 1, 2005 to June 6, 2005 (date of acquisition).

(C) Represents adjustments to record the merger between Provident and us based upon the assumed purchase price of $1.3 billion. The calculation of the total estimated merger acquisition cost is as follows (in thousands):

Issuance of 15.0 million shares of Ventas common stock	$392,826
Payment of $7.81 per Provident common share outstanding	231,160
Assumption of mortgage and revolving debt outstanding	589,712
Adjustment to Provident’s mortgage debt to reflect fair value	(675)
Assumption of Provident’s other liabilities	36,554
Estimated transaction costs	15,125

Total acquisition costs	$1,264,702

(D) Reflects a reduction in expense due to the termination of Provident’s Long-Term Incentive Plan (“LTIP”) as a result of our acquisition of Provident. All units outstanding under the LTIP were exchanged for Class D units of limited partnership interest (“ETOP Class D units”) in ElderTrust Operating Limited Partnership, a Delaware partnership and operating partnership of Ventas (“ETOP”), upon consummation of the acquisition. The holders of the ETOP Class D units may convert the units to shares of our common stock.

(E) Reflects depreciation expense on the Provident properties. Based on the preliminary purchase price allocation, we expect to allocate $0.1 billion to land, $1.0 billion to buildings and improvements and $0.1 billion to equipment and fixtures. Depreciation expense is calculated on a straight line basis based on our purchase price allocation and using a 35-year life for buildings and permanent structural improvements and a 5-year life for equipment and fixtures. Depreciation related to the Provident acquisition is summarized as follows:

	Pro Forma Depreciation Expense	Amount Recorded by Ventas	Amount Recorded by Provident	Depreciation Expense Adjustment
	(in thousands)
Provident properties	$26,605	$4,440	$15,919	$6,246

(F) Reflects interest expense for debt issued in connection with our financing of the purchase of Provident and to prepay the Provident revolving line of credit summarized as follows:

	Pro Forma Expense	Amount Recorded by Ventas	Amount Recorded by Provident	Interest Expense Adjustment
	(In thousands)
Interest expense on debt issued by Ventas	$13,141	$1,736	$—	$11,405
Interest expense on mortgages assumed	14,674	1,935	12,739	—
Interest expense on Provident revolving line of credit	—	—	2,799	(2,799)
Amortization of financing costs	369	46	240	83
Amortization of debt premium	—	—	(192)	192

	$28,184	$3,717	$15,586	$8,881

Interest expense for debt issued is summarized as follows:

	Amount	Average Effective Interest Rate	Pro Forma Annual Interest Expense	Pro Forma Interest Expense
	(Dollars in thousands)
Debt issued by Ventas	$380,885	6.9%	$26,281	$13,141

(G) Reflects reduction in minority interest, which was acquired by us in connection with our acquisition of Provident.

(H) Reflects the issuance of 14,999,076 shares of our common stock, which was a component of the consideration paid by us to acquire Provident. The pro forma adjustment assumes that all common units of limited partnership interest in PSLT OP, L.P., a Delaware partnership, pursuant to Provident’s LTIP are converted to our common stock.